Exhibit 99.1

PRESS RELEASE

Chip Schneider Named Chief Financial Officer at RigNet

HOUSTON – December 8, 2015 – RigNet, Inc. (NASDAQ: RNET), a leading global provider of digital technology solutions to the oil and gas industry, announced today that Charles E. “Chip” Schneider has been named senior vice president and chief financial officer. He will be based in Houston and succeeds Marty Jimmerson, who, as previously announced, is leaving at the end of the year.

Schneider most recently was vice president and chief financial officer for the Engineering & Construction - Americas division at KBR, Inc. In addition to his role in KBR’s largest business unit, previous roles at KBR have included vice president - finance and treasurer, vice president - corporate development, and interim chief financial officer. His professional career includes experience in commercial banking, project finance, corporate finance and M&A. Schneider has a BBA in finance and an MBA from the University of Texas at Austin.

“We look forward to Chip serving as our next CFO, leading our accounting, treasury, tax, audit, financial planning, investor relations and supply chain functions,” said CEO and president Mark Slaughter. “Chip’s prior experience positions him well to assume the finance helm at RigNet, working closely with senior management, the Audit Committee and the board of directors.”

Jimmerson will remain with RigNet through the end of the year to assist with the CFO transition and to work on other special projects as assigned by the CEO.

Slaughter added, “Marty has been a major contributor to RigNet’s growth and achievements over the past nine years. We thank Marty for his dedication to our success and wish him the very best in his next endeavors.”

Heidrick & Struggles’ Houston office assisted RigNet with the CFO search.

About RigNet

RigNet (NASDAQ: RNET) is a leading global provider of digital technology solutions to the oil and gas industry, focusing on serving offshore and onshore drilling rigs, energy production facilities and energy maritime vessels. RigNet provides solutions ranging from fully-managed voice and data networks to more advanced applications that include video conferencing and real-time data services to over 1,100 remote sites in fifty countries on six continents, effectively spanning the drilling and production industry. RigNet is based in Houston, Texas. For more information, please visit www.rig.net. RigNet is a registered trademark of RigNet, Inc.

Media and Investor Contact:
Cameron Wallace	Tel: +1 (281) 674-0111
Director, Communications, RigNet, Inc.	media@rig.net

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1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077  PHONE 281.674.0100  FAX 281.674.0101  http://www.rig.net